Exhibit 99.2

Box Announces Appointment of Sue Barsamian, former Chief Sales and Marketing Officer for Hewlett Packard Enterprise Software, to its Board of Directors

Redwood City, Calif. – May 30, 2018 – Box, Inc. (NYSE:BOX), a leader in cloud content management, today announced the appointment of Sue Barsamian, Executive Vice President, Chief Sales and Marketing Officer of Micro Focus and former Chief Sales and Marketing Officer for Hewlett Packard Enterprise (HPE) Software, to its Board of Directors effective immediately.

"With more than 30 years of leadership experience driving global sales and go-to-market strategy in the enterprise software industry, Sue is a great addition to our Board of Directors," said Aaron Levie, co-founder and CEO of Box. "We believe her strong experience ranging from Hewlett Packard Enterprise to Mercury Interactive will be extremely valuable as Box continues to scale and power the digital workplace for the largest and most regulated enterprises in the world.”

"As a pioneer of cloud content management, Box is in a unique position to move the $40 billion market for content management and enterprise storage infrastructure to the cloud,” said Sue Barsamian. “I am excited to bring my enterprise sales and marketing expertise to Box as they capture this large global market opportunity."

Background on Sue Barsamian

Ms. Barsamian currently serves as the Executive Vice President, Chief Sales and Marketing Officer of Micro Focus, formed from the merger with HPE Software in September 2017. Prior to the merger, she was Senior Vice President, Chief Sales and Marketing Officer for HPE Software. From 2006 to 2016, Ms. Barsamian served in various executive roles at Hewlett Packard, including Senior Vice President and GM of Enterprise Security Products at HPE.

Prior to Hewlett Packard, Ms. Barsamian was Vice President, Global Go-to-Market at Mercury Interactive and held various positions at Critical Path and Verity, Inc. She also served as a Board Member and Chairman of the National Action Council for Minorities in Engineering (NACME) and as a member of the Kansas State University College of Engineering Advisory Board.

Ms. Barsamian holds a Bachelor of Science degree with honors in Electrical Engineering from Kansas State University. She completed post-graduate studies at the Swiss Federal Institute of Technology in Zurich Switzerland.

About Box

Box (NYSE:BOX) is the cloud content management company that empowers enterprises to revolutionize how they work by securely connecting their people, information and applications. Founded in 2005, Box powers more than 85,000 businesses globally, including AstraZeneca, General Electric, P&G, and The GAP. Box is headquartered in Redwood City, CA, with offices across the United States, Europe and Asia. To learn more about Box, visit http://www.box.com/.